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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SYBARI SOFTWARE, INC.


                                   ARTICLE I

            The name of the corporation (the "Corporation") is:

                              SYBARI SOFTWARE, INC.

                                   ARTICLE II

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                  ARTICLE III

            The office of the corporation is to be located in the County of Suffolk, State of New York or at such other location or locations as the Board of Directors of the Corporation (the "Board of Directors") may determine.

                                   ARTICLE IV

                        Capital Stock of the Corporation.

A. Authorized Shares

            The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 41,000,050 shares, of which (i) forty million (40,000,000) shares shall be common stock, par value $0.01 per share (the "Common Stock"), and (ii) one million fifty (1,000,050) shares shall be preferred stock, par value $0.01 per share. All of such shares shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof.

B. Rights, Preferences and Restrictions on Common Stock

      1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to, and qualified by, the rights of holders of Preferred Stock (as defined below).

      2. Voting. The holders of the Common Stock are entitled to one vote for each share held at each meeting of stockholders of the Corporation (and written actions in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. There shall be no cumulative voting and at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock (which shall be calculated to include the Series B Preferred Stock
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on an as converted basis) shall constitute a quorum of the Common Stock for the purpose of electing directors by holders of Common Stock.

      3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as, if and when determined by the Board of Directors subject to any preferential dividend rights of any outstanding Preferred Stock.

      4. Liquidation. Upon the voluntary or involuntary liquidation, sale, merger (other than a Reincorporation Merger), consolidation, dissolution or winding up of the Corporation, holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

C. Series A Redeemable Preferred Stock and Series B Convertible Redeemable Preferred Stock.

      1. Designation and Amount. The Corporation shall be authorized to issue 1,000,000 shares designated Series A Redeemable Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), and 50 shares designated Series B Convertible Redeemable Preferred Stock, $.01 par value per share ("Series B Preferred Stock"). The shares of Series A Preferred Stock and Series B Preferred Stock are sometimes collectively referred to herein as "Preferred Stock." The Preferred Stock shall have the preferences, limitations and rights set forth below.

      2. Dividends.

            (a) Accrued Dividend. The Corporation shall pay dividends on the Preferred Stock, when, as and if declared by the Board of Directors at the rate of 8% of the original purchase price thereof compounded annually. To the extent not paid, dividends shall cumulate and compound annually. In the event of the consummation of a merger pursuant to which Sybari Software Inc., a New York corporation ("Sybari New York"), is merged with and into the Corporation (a "Reincorporation Merger"), (i) the original purchase price for each share of Preferred Stock shall be deemed to be the aggregate amount of the original purchase price which was paid for those shares of stock of Sybari New York which are exchanged for such share of Preferred Stock, and (ii) the aggregate amount of accrued but unpaid dividends on each share of Preferred Stock shall be deemed to include the aggregate amount of any accrued but unpaid dividends on shares of stock of Sybari New York which are exchanged for such share of Preferred Stock.

            (b) Limitation on Restrictions. The Corporation shall not, and shall not permit any of its subsidiaries to, agree to any provision in any agreement which would impose any restrictions on the Corporation's right to make any mandatory redemption of the Preferred Stock or, except as set forth in documentation related to financings for the Corporation approved by the Board of Directors, on the Corporation's right to declare and pay dividends on the Preferred Stock as provided for herein.

            (c) Dividends in Kind. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock (as hereafter defined) entitled to receive, a dividend or other distribution with respect to such class of Common Stock
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payable in (i) securities of the Corporation other than shares of any class of
Common Stock, (ii) cash, or (iii) assets, then and in each such event the holders of Series B Preferred Stock shall receive, at the same time such distribution is made with respect to such class of Common Stock, the number of securities or such cash or other assets of the Corporation which they would have received had their Series B Preferred Stock been converted in accordance with
Section 5 hereof immediately prior to the record date for determining holders of such class of Common Stock entitled to receive such distribution.

      3. Liquidation, Dissolution or Winding Up.

            (a) Treatment at Liquidation, Dissolution and Winding Up. In the event of a Liquidity Event (as herein defined), before any distribution or payment may be made with respect to the Common Stock or any other series or class of capital stock, holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount in cash equal to:

            (i) with respect to the Series A Preferred Stock (x) $5.00 per share of Series A Preferred Stock (which amount, together with the other share and per share numbers used herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock), plus (y) an amount equal to the amount of dividends accumulated but unpaid pursuant to paragraph 2(a) above up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such Liquidity Event (such amounts described in this clause (i) being referred to as the "Series A Liquidation Amount"); and

            (ii) with respect to the Series B Preferred Stock, an amount in cash equal to the greater of (a) the sum of (x) $200,000 per share of Series B Preferred Stock (which amount, together with the other share and per share numbers used herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock) plus (y) an amount equal to the amount of dividends accumulated but unpaid pursuant to paragraph 2(a) above up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up or (b) the sum of such amount per share of Series B Preferred Stock as would have been payable had each such share been converted into common stock immediately prior to such Liquidity Event plus the amount of all dividends accumulated but unpaid pursuant to paragraph 2(a) above up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock (such amounts described in this clause (ii) being referred to as the "Series B Liquidation Amount"); provided, that those holders of Series B Preferred Stock that elect to have their securities treated in accordance with the provisions of Section 5(f) hereof shall not be entitled to receive the Series B Liquidation Amount; provided, further, that, holders of Series B Preferred Stock shall not be entitled to receive the Series B Liquidation Amount in the event of a Qualified Public Offering.
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            The term "Liquidity Event" shall mean any one or more of the following: (i) a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary; (ii) a sale, merger (other than a Reincorporation Merger) or similar transaction involving the Corporation, as the result of which those persons who held 100% of the voting stock of the Corporation immediately prior to such transaction do not hold more than 50% of the voting stock of the Corporation (or the surviving or resulting entity) after giving effect to such transaction; (iii) the sale of all or substantially all of the assets of the Corporation; or (iv) the consummation of the first public offering of securities of the Corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Act"), pursuant to which the aggregate public offering price of the shares sold by the Corporation equals or exceeds $50,000,000, the price per share of Common Stock equals or exceeds $6.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock or the Series B Preferred Stock) and in which all of the Series A Preferred Stock has been redeemed and all amounts due and owing under those certain Debentures, due March 30, 2006, has been paid in full ("Qualified Public Offering").

            If upon any such Liquidity Event the assets of the Corporation available for distribution to its shareholders shall be insufficient to permit payment to the holders of the Series A Preferred Stock the full amount of the Series A Liquidation Amount to which they are entitled to be paid, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

            If, upon any such Liquidity Event after payment to the holders of Series A Preferred Stock the full amount of the Series A Liquidation Amount to which they are entitled to be paid, the assets of the Corporation available for distribution to its Shareholders shall be insufficient to permit payment to the holders of the Series B Preferred Stock the full amount of the Series B Liquidation Amount to which they are entitled to be paid, then the holders of shares of Series B Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares are paid in full.

            After the payment of the Series A Liquidation Amount and the Series B Liquidation Amount shall have been made in full to the holders of the Series A Preferred Stock and Series B Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock and Series B Preferred Stock so as to be available for such payments, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation legally available for distribution to holders of all other classes of securities of the Corporation.

            (b) Distributions in Cash. The Series A Liquidation Amount and the Series B Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in
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this Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

            4. Voting Power.

            (a) Series A Preferred Stock. Except as otherwise expressly provided in Section 7 hereof, or as required by law, the holders of the Series A Preferred Stock shall not be entitled to vote on any corporate matters.

            (b) Series B Preferred Stock. Except as otherwise expressly provided in Section 7 hereof, or as required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred Stock and Common Stock shall vote together as a single class on all matters.

      5. Conversion Rights of the Series B Preferred Stock. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock:

            (a) General. Subject to and in compliance with the provisions of this Section 5, any share of the Series B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be a number of shares of Common Stock equal to the product obtained by multiplying the Applicable Conversion Rate (as determined by Section 5(b)) by the number of shares of Series B Preferred Stock being converted. In addition, at the time of any conversion of Series B Preferred Stock, the accrued and unpaid dividends on the shares being converted shall be paid in cash.

            (b) Applicable Conversion Rate. The conversion rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $200,000 by the Applicable Conversion Value, calculated as provided in
Section 5(c).

            (c) Applicable Conversion Value. The Applicable Conversion Value shall be $2.00, except that such amounts shall be adjusted from time to time in accordance with this Section 5.

            (d) Adjustments to Applicable Conversion Values.

                  (i) (A) Upon Sale of Common Stock. If the Corporation shall, while there are any shares of Series B Preferred Stock outstanding, issue or sell shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then the Applicable Conversion Value upon each
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such issuance or sale shall be lowered, except as hereinafter provided, so as to be equal to an amount determined by multiplying the Applicable Conversion Value by a fraction:

            (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully diluted basis assuming the conversion of all outstanding Series B Preferred Stock and the conversion or exercise of all outstanding securities then convertible or exercisable for Common Stock), plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

            (2) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully diluted basis assuming the conversion of all outstanding Series B Preferred Stock and the conversion or exercise of all outstanding securities then convertible or exercisable for Common Stock) plus (b) the number of such additional shares of Common Stock so issued.

                  (B) Upon Issuance of Warrants, Options and Rights to Common Stock.

            (1) For the purposes of this Section 5(d)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

                  Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased or increased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased or increased
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      Net Consideration Per Share of such securities, and (2) had adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (1) above. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to warrants, options, subscriptions, purchase rights or convertible securities with respect to shares of Common Stock shall be disregarded if, as, when and to the extent such warrants, options, subscriptions, purchase rights or convertible securities expire or are canceled without being exercised or converted, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions, purchase rights, or convertible securities with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or canceled warrants, options, subscriptions, purchase rights or convertible securities not been issued.

            (2) For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                  (v) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

                  (w) The Net Consideration Per Share which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities unless and until such upward price or rate adjustments are in fact made in accordance with the provisions set forth in subsection (B)(1) above. Notwithstanding anything to the contrary set forth herein, no adjustment upon any such price or rate increase shall result in an increase in the Applicable Conversion Value to an amount in excess of the Applicable Conversion Value in effect immediately prior to the issuance of such warrants, options, subscriptions, purchase rights or convertible securities.

                  (x) Stock Dividends. In the event the Corporation shall make or issue a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration
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            (except for dividends payable in shares of Common Stock payable pro rata to holders of Series B Preferred Stock and to holders of any other class of stock).

                  (y) Consideration Other than Cash. For purposes of this
            Section 5(d), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this
            Section 5(d) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors.

                  (z) Exceptions. This Section 5(d)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 5(d)(ii)). Further, the provisions of this Section 5(d) shall not apply to (i) shares issued upon conversion of the Series B Preferred Stock, (ii) up to five percent (5%) in the aggregate of the issued and outstanding Common Stock (on a fully diluted basis) as of the original issuance date of the Preferred Stock issued or reserved for issuance to employees, officers or directors of, or consultants to, the Corporation pursuant to plans and agreements approved by a majority of the Corporation's Board of Directors, (iii) up to two percent (2%) in the aggregate of the issued and outstanding Common Stock (on a fully diluted basis) as of the original issuance date of the Preferred Stock as an "equity kicker" in connection with all debt financings approved by the Board of Directors, (iv) up to five percent (5%) in the aggregate of the issued and outstanding Common Stock (on a fully diluted basis) as of the original issuance date of the Preferred Stock issued as consideration in connection with all acquisitions which are approved by the Board of Directors, (v) shares of Common Stock issued in connection with a Qualified Public Offering, (vi) up to five (5%) in the aggregate of the issued and outstanding Common Stock (on a fully diluted basis) as of the original issuance date of the Preferred Stock issued in connection with all "Strategic Financings" (as such term is defined herein) approved by the Board of Directors, and (vii) any shares of any class or series of capital stock (including warrants, options, subscriptions or purchase rights with respect thereto) approved in writing as being excepted hereunder by the holders of fifty-one percent (51%) of the Series B Preferred Stock at the time outstanding, voting separately as a class. The number of shares in this Section (z) shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof. For purposes of this Section, the term "Strategic Financing" shall mean the sale or issuance of the Corporation's Common Stock in connection with an operational or strategic contract where the primary purpose is not fund raising.

            (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value for the Series B Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value with respect to the Series B Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding
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      immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value; provided, however, that the Applicable Conversion Value shall not be adjusted if the Series B Preferred Stock is subdivided or combined at the same rates and in the same manner as the Common Stock. The Applicable Conversion Value for the Series B Preferred Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                  "Extraordinary Common Stock Event" shall mean (i) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (ii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

            (e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5 or by a Liquidity Event), then and in each such event, the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock would have been converted immediately prior to such capital reorganization, reclassification or other change.

            (f) Liquidity Event. If at any time or from time to time there shall be a Liquidity Event (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5), then as a part of such Liquidity Event, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Liquidity Event, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such Liquidity Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock after the Liquidity Event, to the end that the provisions of this Section 5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

            Except as otherwise provided in Section 3, upon the occurrence of a Liquidity Event, under circumstances which make the preceding paragraph applicable, each holder of Series B Preferred Stock shall have the option of electing treatment for his shares of Series B Preferred Stock under either this
Section 5(f) or Section 3 hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than ten (10) business days before the effective date of such event.
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            (g) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series B Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

            (h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series B Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole or fractional shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section 5. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Series B Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

            (i) Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series B Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

            (j) Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

            (k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (l) Automatic Conversion. (i) Immediately prior to consummation of a Qualified Public Offering, all shares of Series B Preferred Stock shall be automatically converted into shares of Common Stock as provided in this Section 5 without any other action on the part of the Corporation or the holders of Series B Preferred Stock. The Corporation shall give holders of Series B Preferred Stock at least thirty (30) days' prior written notice of the pendency of a Qualified Public Offering, provided that the failure to give such notice shall not affect the conversion of the Series B Preferred Stock as herein provided.

      6. Redemption.

            (a) Redemption of Series A Preferred Stock Upon Public Offering. Effective upon the closing of a Qualified Public Offering, the Corporation shall redeem all of the outstanding shares of Series A Preferred Stock at an amount per share equal to the Series A Liquidation Amount (the "Series A Preferred Stock Redemption Price"). The Corporation shall send to the holders of the Series A Preferred Stock forty-five (45) days' written notice (the "IPO Redemption Notice") of the pendency of a Qualified Public Offering and the redemption price shall be paid at the closing of a Qualified Public Offering.

            (b) Optional Redemption of Series A Preferred Stock. In the event of a Liquidity Event other than a Qualified Public Offering, the holders of a majority of the Series A Preferred Stock may, at their election, require the Corporation to redeem all or any portion of the Series A Preferred Stock. The Corporation shall give the holders of the Series A Preferred Stock twenty (20) days' written notice of the pendency of a transaction constituting a Liquidity Event other than a Qualified Public Offering or a liquidation, dissolution or winding up of the Corporation. Such notice (the "Redemption Notice") shall be mailed by the Corporation, postage prepaid, to each holder of record of Series A Preferred Stock at its address shown on the records of the Corporation. If the holders of a majority of a series of Series A Preferred Stock elect to require the redemption of their Series A Preferred Stock, they shall so notify the Corporation in writing within ten (10) days of receipt of the Corporation's notice of the Liquidity Event and specify the number of shares to be redeemed. The holders' election to require the redemption of the Series A Preferred Stock will be contingent upon the consummation of the Liquidity Event. The Corporation will be required to redeem the shares of Series A Preferred Stock requested to be redeemed concurrently with the closing of the event constituting the Liquidity Event. In addition, the holders of Series A Preferred Stock may, at their election, require the Corporation to redeem, pro rata from all holders of Series A Preferred Stock (i) on or after March 30, 2006, an amount equal to 50% of the aggregate number of shares of Series A Preferred Stock outstanding as of such date and (ii) on or after March 30, 2007 an amount equal to the aggregate number of shares of Series A Preferred Stock remaining outstanding as of such date. Such redemption shall be at the Series A Liquidation Amount, payable in cash. Any shares subject to such redemption and not so redeemed shall be subject to redemption as soon thereafter as is permitted by law.

            (c) Optional Redemption of Series B Preferred Stock. In the event the Corporation has not consummated a Liquidity Event on or prior to March 30, 2006, the holders of a majority of the Series B Preferred Stock may, at their election, require the Corporation to redeem pro rata from all holders of Series B Preferred Stock (i) on or after March 30, 2006, an amount equal to 50% of the aggregate number of shares of Series B Preferred Stock outstanding as of such date and (ii) on or after March 30, 2007, an amount equal to the aggregate number of shares of Series B Preferred Stock remaining outstanding as of such date. Such redemption shall be at the Series B Liquidation Amount, payable in cash. In the event of a redemption pursuant to this Section 6(c), each holder of Series B Preferred Stock wishing to exercise its option hereunder shall give the Corporation written notice. Such notice shall be mailed to the Corporation postage prepaid and shall contain the name of the shareholder requesting such redemption and the number of shares to be so redeemed. The Corporation will be required to redeem the shares of Series B Preferred Stock requested to be redeemed not less than thirty (30) days after the receipt of such notice.

            (d) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed under this Section 6 shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be canceled effective as of the closing of the Qualified Public Offering or the Redemption Date, as the case may be, unless the Corporation shall default in the payment of the applicable Redemption Price.

            (e) Rights Offering. In the event the Corporation is obligated to redeem shares of Preferred Stock pursuant to Section 6(b), (c) or (d), but has insufficient funds with which to fund such redemption, the Corporation shall initiate a rights offering to its shareholders (the "Rights Offering"). The Rights Offering shall be comprised of Common Stock which shall be offered to all shareholders of the Corporation at a price per share equal to the fair market value thereof, determined by an independent appraiser selected by the Board of Directors. Such Rights Offering shall have a net offering price equal to the amount payable with respect to shares of Preferred Stock to be redeemed. All shareholders shall have the right to participate in the Rights Offering in proportion to the shares of Common Stock owned by each (including any such shares issuable upon exercise of options, warrants or convertible securities held by such shareholders), with a right of over-subscription. The Rights Offering shall be commenced within thirty (30) days after the date on which the Corporation is obligated to redeem the Preferred Stock, and shall remain open for a maximum of sixty (60) days. The Corporation will have no obligation to conduct the Rights Offering unless such Rights Offering can be completed pursuant to an exemption from the registration requirements of the Act, as amended, and any applicable state securities laws. All proceeds to the Rights Offering shall be used to fund the redemption of the Preferred Stock which is then required.

      7. Restrictions and Limitations.

            (a) Corporate Action. Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting securities, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of at least a majority of each of (i) the then outstanding shares of Series A Preferred Stock, and (ii) the then outstanding shares of Series B Preferred Stock, voting together as a separate class, provided, however that in the event that all the Series A Preferred Stock has been redeemed in accordance with Section 6 hereof, then the vote of the majority of the Series B Preferred Stock, voting as a separate class, shall be required:

                  (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend or other distribution with respect to, any shares of capital stock, except as required or permitted under the terms of the Preferred Stock or the redemption, purchase or other acquisition of up to one million (1,000,000)) shares of Common Stock in the aggregate in connection with all employee benefit plans, employment agreements or other written employment arrangements, approved by the Board of Directors;

                  (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock or Series B Preferred Stock;

                  (iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Preferred Stock as to liquidation preferences, redemption rights or dividend rights;

                  (iv) merge or consolidate with any other corporation (other than in connection with a Reincorporation Merger), or acquire the stock or assets of any other corporation, partnership or business, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Corporation, or permit any subsidiary to do any of the foregoing, except for (1) the merger or consolidation of any wholly-owned subsidiary into any other wholly-owned subsidiary or the Corporation; or (2) the transfer by any wholly-owned subsidiary of assets to another wholly-owned subsidiary or to the Corporation.

                  (v) amend, restate, modify or alter the by-laws of the Corporation in any way which adversely affects the rights of the holders of the Preferred Stock.

            (b) Amendments to Charter. The Corporation shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a separate class, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class, if such amendment would:

                  (i) change the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Preferred Stock;

                  (ii) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Preferred Stock;

                  (iii) cancel or modify the redemption rights of the holders of the Preferred Stock provided for in Section 6 herein; or

                  (iv) cancel or modify the rights of the holders of the Preferred Stock provided for in this Section 7.

      8. Notices of Record Date. In the event of

            (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

            (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger (other than a Reincorporation Merger) of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

            (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

      9. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

                                   ARTICLE V

            The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at that address is Corporation Service Company.

                                   ARTICLE VI

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE VII

            The name and mailing address of the sole incorporator of the Corporation is as follows:

            Name                        Mailing Address

            William M. Lonergan         Kaye Scholer LLP
                                        425 Park Avenue
                                        New York, New York 10022-3598

                                  ARTICLE VIII

            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

                                   ARTICLE IX

            The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                   ARTICLE X

            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or
(iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

            Any repeal or modification of the foregoing provisions of this
Article X by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  [Remainder of page intentionally left blank]

            The undersigned, being the sole incorporator hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law, does make this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 16th day of April, 2004.



                                        /s/ WILLIAM M. LONERGAN
                                        ----------------------------------------
                                             William M. Lonergan
                                             Sole Incorporator